SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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INFORMATION REQUIRED IN PROXY STATEMENT
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PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO )

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ProAssurance Corporation

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PROASSURANCE CORPORATION
100 Brookwood Place
Birmingham, Alabama 35209

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be held May 17, 2006

To our Stockholders:
      The Annual meeting of Stockholders of ProAssurance Corporation (“ProAssurance”) will be held at 10:00 a.m., local time, on Wednesday, May 17, 2006, at the headquarters of ProAssurance, located at 100 Brookwood Place, Birmingham, Alabama 35209, for the following purposes:

(1) To elect four (4) directors of ProAssurance, as Class II directors, to serve until the 2009 annual meeting and until their successors are elected and qualified; and

(2) To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.
      The board of directors has set March 31, 2006, as the record date for the annual meeting. You will only be entitled to notice of, and to vote at, the annual meeting if you are a holder of record of shares of ProAssurance’s common stock at the close of business on the record date. The stock transfer books will not be closed.
      We may adjourn the annual meeting without notice other than announcement at the meeting or adjournments thereof, and any business for which notice is hereby given may be transacted at any such adjournment.
      We have provided details concerning those matters to come before the annual meeting in the accompanying proxy statement. Whether you plan to attend the annual meeting or not, please sign, date and return the enclosed proxy card in the envelope provided. Returning your proxy card does not deprive you of your right to attend the annual meeting and to vote your shares in person.
      A copy of ProAssurance’s Annual Report to the Stockholders for the year ended December 31, 2005, is enclosed. We hope you will find it informative.

By order of the board of directors,

Jeffrey P. Lisenby
Secretary
April 17, 2006

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
INTRODUCTION
ELECTION OF DIRECTORS
BENEFICIAL OWNERSHIP OF OUR COMMON STOCK
EXECUTIVE COMPENSATION
REPORT OF THE AUDIT COMMITTEE
INDEPENDENT PUBLIC ACCOUNTANTS
OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING
PROPOSALS OF STOCKHOLDERS
OTHER MATTERS
VOTING VIA THE INTERNET OR BY TELEPHONE
EXHIBIT A
POLICY REGARDING DETERMINATION OF DIRECTOR INDEPENDENCE

PROASSURANCE CORPORATION
100 Brookwood Place
Birmingham, Alabama 35209

PROXY STATEMENT
Annual meeting of Stockholders
to be held May 17, 2006

INTRODUCTION
      We are mailing this proxy statement and proxy card to the stockholders of ProAssurance Corporation, which we sometimes refer to as “ProAssurance,” on behalf of ProAssurance’s board of directors on or about April 17, 2006. Our board of directors is soliciting your proxy to vote your shares at the annual meeting of ProAssurance’s Stockholders to be held at 10:00 a.m., local time, on Wednesday, May 17, 2006, at our headquarters located at 100 Brookwood Place, Birmingham, Alabama 35209, or at any adjournment or postponement thereof.
      At the annual meeting, the stockholders will be asked to elect four (4) members to the board of directors of ProAssurance, as Class II directors, to serve until the 2009 annual meeting.
      The board of directors has set March 31, 2006 as the record date for the annual meeting. You are entitled to notice of and to vote at the annual meeting if you own shares as of the close of business on our record date. At the close of business on the record date there were 31,193,819 outstanding shares of our common stock, par value, $0.01 per share. You are entitled to one vote in person or by proxy on all matters properly to come before the annual meeting for each share of our common stock that you own on the record date.
Voting Instructions
      If you are a record owner of our common stock you may vote your shares on matters properly presented at the annual meeting in any of four ways:

•	by signing and returning the enclosed proxy card in the enclosed envelope; or

•	by voting on the Internet in accordance with instructions on the enclosed proxy card; or

•	by using a touchtone telephone and following the instructions on the enclosed proxy card; or

•	by attending the meeting and voting in person.
      If you hold shares in “street name” (that is, through a bank, broker or other nominee), such shares must be voted in accordance with instructions provided by the nominee. If your shares are held in the name of a nominee and you would like to attend the annual meeting and vote in person, you may contact the person in whose name your shares are registered and obtain a proxy from that person and bring it to the annual meeting.
      If you properly cast your vote, and your vote is not subsequently revoked, your vote will be voted in accordance with your instructions. If you sign and return the enclosed proxy card but do not give instructions, the shares represented by that proxy will be voted FOR the election of each director nominee nominated by the board of directors.
      You may revoke your proxy prior to the annual meeting by either (i) submitting to ProAssurance a properly executed proxy and bearing a later date, (ii) by voting by telephone or Internet at a later date or in person at the meeting, or (iii) by giving written notice of revocation to the Secretary of ProAssurance. The mailing address of ProAssurance is P.O. Box 590009, Birmingham, Alabama 35259-0009, and the street address is 100 Brookwood Place, Birmingham, Alabama 35209.

Quorum and Voting Requirements

Quorum
      The presence, in person or by proxy, of the holders of one-third of the shares of common stock entitled to vote at the meeting will constitute a quorum to conduct business at the annual meeting. Proxies received but marked as abstentions and “broker non-votes” (which occur where shares held by brokers or nominees for beneficial owners are not voted on a matter) will be included in the calculation of the number of shares considered to be present at the meeting.

Voting Requirements
      Directors will be elected by a plurality of the votes cast in person or by proxy at the annual meeting. With respect to the election of directors, you may vote for all of the nominees or withhold authority to vote for any or all of the nominees. Because directors are elected by a plurality of the votes cast, votes to withhold authority with respect to one or more nominees and broker non-votes will have no effect on the outcome of the election.
Expenses of Solicitation
      ProAssurance will pay the expenses of the preparation of proxy materials and the solicitation of proxies for the annual meeting. In addition to the solicitation of proxies by mail, solicitation may be made by certain of our directors, officers or employees telephonically, electronically or by other means of communication and they will receive no additional compensation for such solicitation. We will reimburse brokers and other nominees for costs incurred by them in mailing proxy materials to beneficial owners in accordance with applicable rules.
Availability of Certain Documents
      Our board of directors has adopted a Policy Regarding Determination of Director Independence, including categorical standards to assist in determining independence and has adopted charters for our Audit Committee, Compensation Committee, and Nominating/Corporate Governance Committee, as well as Corporate Governance Principles. All of these documents and policies, together with our Code of Ethics and Conduct, are available on our website at www.ProAssurance.com. Printed copies of our committee charters, Corporate Governance Principles, Code of Ethics and Conduct, and the Policy Regarding Determination of Director Independence may be obtained by contacting Frank O’Neil, Senior Vice President, ProAssurance Corporation, either by mail at P.O. Box 590009, Birmingham, Alabama 35259-0009, or by telephone at (205) 877-4400 or (800) 282-6242 or by e-mail at Investor@ProAssurance.com. Our Policy Regarding Determination of Director Independence is also attached to this Proxy statement as Exhibit A.
      We have enclosed a copy of our 2005 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the year ended December 31, 2005. You also may obtain additional copies of our 2005 Annual Report to Stockholders and 2005 Annual Report on Form 10-K (including the financial statements and financial statement schedules) without charge by contacting Mr. O’Neil at the address shown above, or by telephone at (205) 877-4400 or (800) 282-6242, or by e-mail at Investor@ProAssurance.com. These documents also are available through our website at www.ProAssurance.com. Our Annual Report to Stockholders and Annual Report on Form 10-K are not proxy soliciting materials.
ELECTION OF DIRECTORS
Introduction
      Our Certificate of Incorporation provides that our board of directors is comprised of at least three and not more than twenty-four directors, as determined by the board of directors. Our board of directors currently consists of ten members. The Certificate of Incorporation requires that our directors be divided into three classes as nearly equal as possible and that the directors serve staggered terms of three years. The remaining directors may fill any vacancies on the board of directors resulting from the death, resignation or removal of a director or from any increase in the number of directors. A director elected by the directors to fill a vacancy on the board of directors holds office until the next election of the class of directors for which such director has been chosen.
      The board of directors has nominated John J. McMahon, Jr., John P. North, Jr., William H. Woodhams, and Wilfred W. Yeargan, Jr. for election as a director at the Annual meeting to fill the vacancy arising upon the expiration of each of their terms as a Class II Director.
Annual Meeting
      At the Annual meeting, you will be asked to elect as directors John J. McMahon, Jr., John P. North, Jr., William H. Woodhams, and Wilfred W. Yeargan, Jr. as Class II directors, to hold office for terms ending at the annual meeting of stockholders to be held in 2009. The remaining six directors named below will continue in office. The persons named in the enclosed proxy have advised that us, unless a contrary direction is indicated on the enclosed proxy, they intend to vote the shares appointing them as proxies in favor of the nominees named herein. If the nominees should be unable to serve, and the board of directors knows of no reason to anticipate that this will occur, the persons named in the proxy will vote for such other person or persons as may be recommended by our Nominating/ Corporate Governance Committee and designated by the board of directors, or the board of directors may decide not to elect an additional person as a director. The persons named in the proxy will have no authority to vote for the election of any person other than the nominees or their substitutes in the election of directors.
      All of the nominees currently are members of our board of directors and have been approved, recommended and nominated for re-election to the board of directors by our Nominating/ Corporate Governance Committee and by our board of directors in accordance with our Corporate Governance Principles. Set forth below is information regarding the nominees and the directors continuing in office, which was confirmed by them for inclusion in this proxy statement. Information regarding stock ownership with respect to each nominee and director is set forth in the table under “Beneficial Ownership of our Common Stock”.
      Neither our board of directors nor our Nominating/ Corporate Governance Committee has implemented a formal policy regarding director attendance at the annual meeting. However, our board of directors typically holds its annual organizational meeting directly following the annual meeting, and it is customary for our directors to attend the annual meeting. Nine of our directors attended the annual meeting of our stockholders held on May 18, 2005.
Nominees for Election as Class II Directors for a Three-Year Term Expiring in 2009
      John J. McMahon, Jr. (Age 63) has served as a director of ProAssurance since February 22, 2002. Mr. McMahon is chairman of Ligon Industries, a manufacturer of waste water treatment equipment, aluminum castings and hydraulic cylinders. He served as chairman of the executive committee of McWane, Inc. in Birmingham, Alabama, from 1999 until December 31, 2005. Mr. McMahon also serves as a director of Protective Life Corporation, Alabama National Bancorporation and John H. Harland Co., where he is a member of its audit committee.
      John P. North, Jr. (Age 70) has served as a director of ProAssurance since it began operation in June 2001 upon completion of the consolidation of Medical Assurance, Inc. and Professionals Group, Inc. Prior to the consolidation, Mr. North had served as a director of Medical Assurance beginning in 1996. Mr. North is a certified public accountant who was a partner of the accounting firm of Coopers & Lybrand LLP until his retirement in September 1995.
      William H. Woodhams M.D. (Age 68) has served as a director of ProAssurance since it began operation upon completion of the consolidation in June 2001. Prior to the consolidation, Dr. Woodhams served as a director of Professionals Group, Inc. (1996-2001) and its chairman (1999-2001) and as a director of one of our principal insurance subsidiaries, ProNational Insurance Company (1980-2001). Dr. Woodhams is a board certified family practice physician and has been in private practice in Kalamazoo, Michigan since 1964.

      Wilfred W. Yeargan, Jr. M.D. (Age 66) has served as a director of ProAssurance since 2002. Dr. Yeargan has practiced medicine in Tuscaloosa, Alabama, for over thirty years, specializing in ophthalmology. Dr. Yeargan has participated as member of the underwriting and claims advisory committees of one of our principal insurance subsidiaries, The Medical Assurance Company, Inc. (formerly Mutual Assurance, Inc.), since it began operations in 1977.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE NOMINEES NOMINATED FOR ELECTION AS DIRECTORS BY THE BOARD OF DIRECTORS.
Class III Directors Continuing in Office — Term Expiring in 2007
      Victor T. Adamo, Esq. CPCU (Age 58) has served as a director and Vice Chairman, President and Chief Operating Officer of ProAssurance since it began operation upon completion of the consolidation in June 2001. From 1996 until the consolidation, Mr. Adamo served as a director and president and chief executive officer of Professionals Group. Mr. Adamo also served as an officer of Professionals Group’s subsidiary, ProNational Insurance Company, from 1987 until the consolidation. Prior to joining ProNational, Mr. Adamo was in private legal practice from 1975 to 1985.
      Paul R. Butrus (Age 64) has served as a director of ProAssurance since it began operation upon completion of the consolidation in June 2001, and has served as Vice Chairman since September 2001. Prior to the consolidation, Mr. Butrus was a director and executive vice president and chief operating officer of Medical Assurance (since 1995). Mr. Butrus has held various positions with The Medical Assurance Company since 1977.
Class I Directors Continuing in Office — Term Expiring in 2008
      Lucian F. Bloodworth (Age 65) has served as a director of ProAssurance since August 22, 2002. Mr. Bloodworth is the chairman of Cain Manufacturing, a manufacturer of specialty parts for air distribution and roofing based in Birmingham, Alabama. Mr. Bloodworth is a director of First American Bank of Birmingham, Alabama, and served as its executive vice president from 1983 to 1987. Mr. Bloodworth has been a fellow of the Society of Actuaries and a member of the American Academy of Actuaries.
      A. Derrill Crowe, M.D. (Age 69) has served as a director and as Chairman of the Board and Chief Executive Officer of ProAssurance since it began operation upon completion of the consolidation in June 2001. Dr. Crowe has served as a director and chairman, president and chief executive officer of Medical Assurance since its organization in 1995 and as president and chief executive officer and a director of The Medical Assurance Company from its inception in 1977 until October 30, 2005.
      Robert E. Flowers, M.D. (Age 56) has served as a director of ProAssurance since it began operation upon completion of the consolidation in June 2001. From 1995 until the consolidation, Dr. Flowers served as a director of Medical Assurance. He also served as a director of The Medical Assurance Company from 1985 until the consolidation. Dr. Flowers practiced as a physician with Gynecology Associates of Dothan P.C., Dothan, Alabama, prior to his retirement in 2001.
      Ann F. Putallaz (Age 60) has served as a director of ProAssurance since it began operation upon completion of the consolidation in June 2001. Prior to the consolidation, Ms. Putallaz served as a director of Professionals Group (1996-2001), and its vice chairman (1999-2001). For the past five years, Ms. Putallaz has been the vice president and director of Data and Communication Services of Munder Capital Management, an investment advisor to The Munder Funds, an open end investment company registered under the Investment Company Act of 1940.
      On December 8, 2005, ProAssurance and Physicians Insurance Company of Wisconsin, Inc., or PIC-Wisconsin, executed an Agreement and Plan of Merger pursuant to which PIC-Wisconsin will merge with a subsidiary of ProAssurance and will continue its business after the merger as a wholly owned subsidiary of

ProAssurance. The merger agreement provides that upon completion of the merger, PIC-Wisconsin will have the right to nominate one person for election as a director of ProAssurance. The nominee must:

•	be a physician; and

•	consent to serving as a director and to being named as a nominee in ProAssurance’s next proxy statement for an annual meeting; and

•	be found by our Board of Directors to be an independent director consistent with our policy for determining director independence.
      PIC-Wisconsin will nominate one person to serve on our board if the merger is completed. Completion of the merger is subject to obtaining requisite regulatory approvals and a favorable vote of the shareholders of PIC-Wisconsin. If the merger is completed and PIC-Wisconsin nominates a person who meets the above requirements, our board of directors expects to elect PIC-Wisconsin’s nominee as a director of ProAssurance promptly after the completion of the merger. PIC-Wisconsin’s nominee will be elected to serve as a Class III director whose term will expire at the 2007 annual meeting,. ProAssurance has agreed to nominate PIC-Wisconsin’s nominee for election as a director at the 2007 annual meeting to serve for a three year term expiring in 2010.
Independent Directors
      As required by The New York Stock Exchange Corporate Governance Listing Standards, our board of directors has determined that a majority of the directors on our board of directors are “independent” directors. In compliance with the corporate governance requirements of Sarbanes-Oxley Act of 2002 and the applicable rules of the New York Stock Exchange, or NYSE, our board of directors has adopted a policy that a director will be presumed to be independent if he or she satisfies certain specified criteria. A complete description of the criteria adopted by our board of directors in determining the independence of our directors is set forth in Exhibit A to this proxy statement
      Our board of directors has determined that the following directors satisfy the independence criteria described above, and therefore constitute “independent” directors:

John J. McMahon, Jr.	Lucian F. Bloodworth
John P. North, Jr.	Robert E. Flowers
William H. Woodhams M.D.	Wilfred W. Yeargan, Jr. M.D.
      Ann Putallaz satisfies all of the independence criteria except that Ms. Putallaz received fees in 2003 in the amount of $3,000 for service on the Investment Committee of our former subsidiary, MEEMIC Holdings, Inc. She continued to serve on that Investment Committee at our request after her term as a director of MEEMIC Holdings expired. Prior to that time, Ms. Putallaz received director compensation for her service on the board of MEEMIC Holdings and its committees, including the investment committee. Our board of directors found that Ms. Putallaz is independent notwithstanding her receipt of compensation for service on MEEMIC Holdings’ investment committee because:

•	she otherwise satisfies the Independence Criteria;

•	her services on the investment committee were consistent with those previously performed by Ms. Putallaz in her capacity as a director of MEEMIC Holdings; and

•	the compensation for such services was not material, and when added to her director compensation in 2003, did not exceed the $100,000 compensation threshold for independence under the NYSE’s corporate governance rules.
Meetings and Committees of the Board of Directors
      Our board of directors held six meetings during 2005. Each of our incumbent directors attended at least 75% of the meetings of the board of directors and the committees of the board on which he or she served during 2005 (in each case, which were held during the period for which he or she was a director). Our Bylaws establish four standing committees of the board of directors: the Nominating/ Corporate Governance Committee, the Compensation Committee, the Audit Committee and the Executive Committee, each of which is described below.
Nominating/ Corporate Governance Committee
      Our Nominating/ Corporate Governance Committee consists of three independent directors, and operates pursuant to a written charter that was adopted in December 2003, which is available on our website at www.ProAssurance.com. The primary purposes of the Nominating/ Corporate Governance Committee are to:

•	identify individuals qualified to become directors and recommend to the board of directors for its consideration the candidates for all directorships to be filled by the board of directors or to be elected by the stockholders;

•	advise the board with respect to the board composition, procedures and committees;

•	develop and recommend to the board a set of corporate governance principles applicable to ProAssurance;

•	oversee the evaluation of the board and the evaluation of ProAssurance’s management; and

•	otherwise take a leadership role in shaping the corporate governance of ProAssurance.
      The Nominating and Corporate Governance Committee is empowered to engage a third party search firm to assist in identifying and evaluating director candidates. However, the committee did not hire any search firm during 2005 and, accordingly, paid no fees to any such company.
      Under our Corporate Governance Principles, the Nominating/ Corporate Governance Committee will consider a nominee proposed by a stockholder for a vacancy on our board when such nomination has been submitted in accordance with the provisions contained in our Bylaws, which are described under “Stockholder Proposals” in this proxy statement. A vacancy does not exist where:

•	the board of directors desires to re-nominate an incumbent director for an additional term and, the director consents to stand for re-election and to serve on our board if elected, or

•	the Nominating/ Corporate Governance Committee has recommended to our board of directors a candidate to fill a vacancy and, prior to the receipt of a properly submitted stockholder nomination, such nominee has agreed to stand for election and serve on our board if elected.
Our board of directors may, at any time, elect not to fill a vacancy arising on the board. The board may elect to not recommend a director candidate nominated by a stockholder even if such director candidate is the only candidate submitted to the Nominating/ Corporate Governance Committee to fill a vacancy.
      The Nominating/ Corporate Governance Committee is responsible for determining the appropriate composition of our board and for the selection of individual candidates consistent with such determination. Our Corporate Governance Principles do not establish any firm requirement of minimum qualifications or skills that an individual candidate must possess other than the maximum age requirements described in the Corporate Governance Principles. Rather, the Corporate Governance Principles direct our Nominating/ Corporate Governance Committee to take into account all factors it considers appropriate, including a candidate’s reputation for ethical business dealings, knowledge, skill, experience, expertise, and the extent to which the candidate would fill a present need in the composition of the board.
      Subject to the qualifications described above, our Nominating/ Corporate Governance Committee will consider a director candidate nominated by a stockholder in the same manner as candidates brought before the Nominating/ Corporate Governance Committee from other sources. Generally, the Nominating/ Corporate Governance Committee initially evaluates a prospective nominee on the basis of his or her résumé and other background information that has been made available to the Nominating/ Corporate Governance Committee. A member of the Nominating/ Corporate Governance Committee will contact for further review those candidates who the committee believes are qualified, who may fulfill a specific board need and who the committee believes would otherwise best make a contribution to the board. If, after further discussions with the candidate, and other further review and consideration as necessary, the Nominating/ Corporate Governance Committee believes that it has identified a qualified candidate, it will make a recommendation to the board.
      The members of our Nominating/ Corporate Governance Committee are John J. McMahon, Jr., Chairman, Robert E. Flowers, and William H. Woodhams. Our board of directors has found that each member of our Nominating/ Corporate Governance Committee is “independent” within the meaning of the rules of the NYSE. During 2005, our Nominating/ Corporate Governance Committee met two times.
Compensation Committee
      Our Compensation Committee consists of three independent directors, and operates pursuant to a written charter that was adopted in December 2003, which is available on our website at www.ProAssurance.com. The primary purposes of the Compensation Committee are to:

•	represent and assist the board of directors in discharging its oversight responsibility relating to compensation matters, including determining the compensation arrangements for the chief executive officer and reporting its determination to the board of directors for ratification by a majority of independent directors and making recommendations to the board of directors regarding the compensation arrangements for other senior management personnel; and

•	prepare the report required by the rules and regulations of the Securities and Exchange Commission, or SEC, to be included in our annual proxy statement.
      The Compensation Committee also administers the ProAssurance Corporation Incentive Compensation Stock Plan and the ProAssurance Corporation 2004 Equity Incentive Plan. The members of the Compensation Committee are Robert E. Flowers, Chairman, John J. McMahon, Jr. and Wilfred W. Yeargan, Jr. Our board of directors has determined that each member of the Compensation Committee is “independent” within the meaning of the rules of the NYSE and, as required by the Compensation Committee charter, no member of the Compensation Committee has any interlocking relationships required to be disclosed under federal securities laws.
      During 2005, our Compensation Committee met two times. This year’s report of the Compensation Committee is included elsewhere in this proxy statement.
Audit Committee
      Our Audit Committee consists of three independent directors, and operates pursuant to a written charter that was amended and restated in December 2003, which is available on our website at www.ProAssurance.com.
      The primary purposes of our Audit Committee are to represent and assist the board of directors in discharging its oversight responsibility relating to:

•	the accounting, reporting, and financial practices of ProAssurance and its subsidiaries, including the integrity of our financial statements;

•	the surveillance of our administration and financial controls and compliance with legal and regulatory requirements;

•	the outside auditor’s qualifications and independence; and

•	the performance of our internal auditors.
      The Audit Committee also prepares the report, included elsewhere in this proxy statement, required by the rules of the SEC to be included in our annual proxy statements.

      Our Audit Committee is responsible for carrying out all of the duties and responsibilities required for audit committees under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the corporate governance rules of the NYSE for listed companies. A description of the specific duties and responsibilities of our Audit Committee can be found in its charter. Our Audit Committee and board of directors have established a procedure which establishes a confidential means for complaints or concerns with respect to accounting, internal controls and auditing matters to be submitted to the Committee, which is described under the caption titled “Other Matters — Policies on Reporting of Concerns Regarding Accounting and Other Matters and Communicating with Directors” in this proxy statement.
      John P. North, Jr. is the chairman, and Lucian F. Bloodworth and Ann F. Putallaz are the other members of our Audit Committee. Our Nominating/ Corporate Governance Committee and our board of directors have determined that each member of the Audit Committee is “independent” within the meaning of the rules of both the NYSE and the SEC. Our board has also determined that each member of the Audit Committee is financially literate as such qualification is defined under the rules of the NYSE and that John P. North, Jr., based upon his education and extensive experience in public accounting, including his leadership role at Coopers and Lybrand, is an “audit committee financial expert” within the meaning of the rules of the SEC. No member of the Audit Committee is presently serving on the audit committee of another company.
      During 2005, the Audit Committee held seven meetings. This year’s report of the Audit Committee is included elsewhere in this proxy statement.
Executive Committee.
      Our executive committee has the authority during intervals between the meetings of the board of directors to exercise all powers and authority of the board of directors in the management of the business and affairs of ProAssurance, except that the Executive Committee may not:

•	alter or repeal any resolution adopted by the board of directors that by its terms is not subject to amendment or repeal by the Executive Committee or any resolution relating to the establishment or membership of the Executive Committee;

•	act with respect to matters required to be passed upon by the full Board, the independent directors, or by a committee comprised of independent directors; or

•	act on any matter which has been delegated to the Audit Committee, the Nominating/ Corporate Governance Committee or the Compensation Committee in their respective charters.
      The Bylaws provide that the Executive Committee have at least three members including the chairman and chief executive officer and the vice chairman of the Board. The members of the Executive Committee are: A. Derrill Crowe, Chairman, Victor T. Adamo, Paul R. Butrus and Robert E. Flowers. The Executive Committee did not meet during 2005.
Director Compensation
      During the first quarter in 2005, non-management directors received a monthly retainer in the amount of $2,000 per month plus $1,000 for each day that a director attended a board or committee meeting, except that in the case of the audit committee, the chairman received a monthly retainer of $3,000 per month and the other members received monthly retainers of $2,500 per month.
      Effective April 1, 2005, the monthly retainer for members of the Audit Committee was increased to $2,667 per month, and the Chairman of the Audit Committee receives an additional $500 per month. In addition, meeting fees were increased to $2,000 for each day the director attends a Board meeting and $1,000 for Committee meetings that are not held on the same day as Board meetings. Directors continue to be eligible to participate in the ProAssurance Corporation Stock Ownership Plan.

      On May 18, 2005, our board of directors adopted the ProAssurance Corporation Director Deferred Stock Compensation Plan to facilitate director stock compensation approved by the Compensation Committee. The plan provides that the Compensation Committee will meet before the annual meeting each year to consider whether or not to provide stock compensation to non-management directors. The stock compensation is payable in shares of our common stock that are reserved for issuance under the ProAssurance Corporation 2004 Equity Incentive Plan. Directors may elect either to receive the shares of common stock currently or to defer the receipt of the shares until their service as a director has ended. In 2005, the Compensation Committee approved the issuance of 1,000 shares of common stock as stock compensation to each of the non-management directors.
      Management directors do not receive any additional cash or stock compensation for their service as directors.
Non-Management Directors Meetings
      Our Corporate Governance Principles require our non-management directors to hold executive sessions at which management, including the chief executive officer, is not present, on a regularly scheduled basis and not less than two times per year. The Corporate Governance Principles further provide that the non-management directors on the board will select one of the non-management directors to preside at each executive session. At the annual meeting in May 2005, the non-management directors agreed to hold executive sessions after at least two of the regularly scheduled board meetings and selected John P. North as the non-management director to preside at each meeting, but did not designate him as a “lead director.” The schedule for the executive sessions and selection of Mr. North as the director to preside at those meetings are each subject to change by the non-management directors. During 2005, our non-management directors held three executive sessions after regularly scheduled Board meetings.
BENEFICIAL OWNERSHIP OF OUR COMMON STOCK
Owners of More than 5% of Our Common Stock

	Amount & Nature
	of Beneficial	Percent
Stockholders (1)	Ownership	of Class

T. Rowe Price Associates, Inc.(2)
100 East Pratt Street Baltimore, Maryland 21202	2,377,294	7.6%

(1)	A. Derrill Crowe, M.D., the President and Chief Executive Officer, is a beneficial owner of over five percent (5%) of the Common Stock. The holdings of Dr. Crowe are reflected in his capacity as an executive officer and a director in the table below.

(2)	In a Schedule 13G filed with the SEC, T. Rowe Price Associates, Inc., an investment adviser, disclosed that as of December 31, 2005, it had sole voting power with respect to 760,200 shares of Common Stock and sole dispositive power with respect to 2,377,294 shares of Common Stock.
Ownership by Our Directors and Executive Officers
      In December 2005, our board of directors, upon the recommendation of its Compensation Committee, adopted stock ownership targets for our directors and executive officers to further align their interests with our stockholders. The target for non-management directors is a level of stock ownership that is five times their annual cash compensation as directors. The level of stock ownership for executive officers varies by position and their stock ownership targets are as follows: five times base salary for our chief executive officer; three times base salary for our vice chairmen and president; and two times base salary for other executive officers of ProAssurance. Directors and executive officers are encouraged to achieve these levels within the first five years of service.

      The following table sets forth, as of March 31, 2006, information regarding the ownership of Common Stock by:

•	our executive officers named in the “Summary Compensation Table” under Executive Compensation which we refer to as the Named Executive Officers;

•	our directors; and

•	all of our directors and officers as a group.

	Amount and Nature
	of Beneficial	Percent
Stockholders	Ownership (1)	of Class

Directors
Victor T. Adamo, Esq., CPCU(2)(4)	66,614	*
Lucian F. Bloodworth(4)	3,737	*
Paul R. Butrus(2)	434,695	1.4%
A. Derrill Crowe, M.D.(2)(3)	2,207,939	7.1%
Robert E. Flowers, M.D.(4)	26,977	*
John J. McMahon, Jr.(4)	3,870	*
John P. North (4)	3,848	*
Ann F. Putallaz(4)	12,144	*
William H. Woodhams, M.D.(4)	14,146	*
Wilfred W. Yeargan(4)	7,258	*
Other Named Executive Officers
Edward L. Rand, Jr., C.P.A.	9,897	*
Howard H. Friedman(6)	84,433	*
All Directors and Officers as a Group (16 Persons)(2)(4)	3,036,519	9.6%

*	Less than 1%.

(1)	Except as otherwise indicated, the persons named in the above table have sole voting power and investment power with respect to all shares of Common Stock shown as beneficially owned by them. The information as to beneficial ownership of Common Stock has been furnished by the respective persons listed in the above table. Unless otherwise indicated, the information also includes the number of shares that may be acquired pursuant to unexercised options on or before May 30, 2006.
(2)	Includes 458,472 shares that may be acquired by all officers and directors as a group upon exercise of stock options on or before May 30, 2006. Of this amount the named officers and directors hold options for the following number of shares: Mr. Adamo–22,500 shares; Mr. Butrus–203,738 shares; Dr. Crowe–50,000 shares; Mr. Friedman–70,000 shares; and Mr. Rand–7,000 shares. Also includes 29,835 shares owned of record by all officers and directors as a group in ProAssurance’s Retirement Plan. Of this amount, the named officers and directors hold the following: 391 shares in the account of Mr. Adamo, 9,602 shares in the account of Mr. Butrus, and 11,742 shares in the account of Dr. Crowe.
(3)	Includes 1,162,791 owned of record by Crowe Family Partners, Ltd., a Colorado limited partnership of which Dr. Crowe is the sole general partner, 1,305 shares owned of record by Dr. Crowe’s wife, and 51,468 shares owned of record by four trusts which Dr. Crowe is named as a trustee that were created in 1998 for the benefit of the minor children of Dr. Crowe and his wife.
(4)	Includes 7,295 shares subject to forfeiture by all officers and directors as a group under ProAssurance’s Stock Ownership Plan. Of this amount the named officers and directors hold the following: 586 shares in the accounts of each of Messrs. Adamo, Bloodworth; Flowers, Friedman, McMahon, North, Woodhams and Ms Putallaz, and 315 shares in the account of Dr. Yeargan.
(5)	Includes 300 shares held by Yeargan Family Investment Partnership, LLC; 4,812 shares due to Dr. Yeargan under provisions of the Medical Assurance, Inc. Deferred Compensation Plan. These shares were awarded to Dr. Yeargan for service prior to becoming a director of ProAssurance.
(6)	Includes 173 shares held in an individual retirement account for Mr. Friedman’s spouse.

EXECUTIVE COMPENSATION
Report of Our Compensation Committee
      The executive compensation policy of ProAssurance, or the Company, is designed to offer a competitive compensation package to the senior executives of the Company, including the CEO, so as to attract and retain qualified executives and to reward them based on performance that the Committee believes will increase the value of ProAssurance. With the assistance of a compensation consultant, the Compensation Committee reviews base salaries and incentive compensation in comparison to compensation data from other comparable publicly traded property/casualty insurance groups. There are three components of executive compensation:

•	Base salary compensation;

•	Annual incentive compensation; and

•	Long-term incentive compensation.
      Our goal is to establish base salaries that are competitive and that reflect our executives’ scope of responsibilities, education and training, level of experience, individual performance, and contribution to the Company. In establishing base salaries, we review these factors in light of executive compensation survey data compiled by our consultant from other comparable publicly traded property/casualty insurance groups.
      We award annual incentive compensation to the senior executives based upon our assessment of the Company’s performance against:

•	Certain established corporate goals under the organization’s strategic plans;

•	The Net Income per share earned by the Company;

•	The market performance of ProAssurance common stock as compared with an insurance industry benchmark index; and

•	The contribution made by each senior executive to the Company’s current and future performance.
      In order to further our goal of encouraging stock ownership by senior executives, the annual incentive awards for 2005 have been paid partly in cash and partly in grants of common stock.
      Long-term incentive compensation is designed to reward senior executives for taking action that contributes to ProAssurance’s long-term growth and success and to link the interests of the senior executives to those of ProAssurance’s stockholders. For 2005, as for prior years, long term incentive compensation was in the form of options awarded under ProAssurance’s 2004 Equity Incentive Plan. For 2006, the Committee has approved a long-term incentive program based upon a combination of option and performance shares awarded under ProAssurance’s 2004 Equity Incentive Plan.
      ProAssurance’s executive officers are also eligible to participate in compensation and benefit programs generally available to other employees, such as the stock ownership plan, 401(k) plan, health care and supplemental life insurance, disability insurance programs, and deferred compensation plans.
      For 2005, the Company’s chief executive officer was A. Derrill Crowe, M.D., Chairman and Chief Executive Officer. The Summary Compensation Table shows the amounts and type of compensation paid to Dr. Crowe for 2005. Dr. Crowe’s base salary was determined using survey data of peer executives after giving consideration to the success of Dr. Crowe’s leadership at the Company. For 2005, Dr. Crowe was awarded an annual incentive award as a result of the Committee’s evaluation of Dr. Crowe’s strategic leadership of the Company and the achievement of corporate goals. Evidence of Dr. Crowe’s leadership can be found in the Company’s financial results during 2005 including an increase in net income and book value; excellent claims-paying-ability ratings; and the continuing growth of the ProAssurance’s medical malpractice insurance business through merger and acquisition activity. We also examined the performance of ProAssurance common stock, which was substantially better than the performance of the property and casualty insurance industry as a whole and the financial benefits derived through the sale of MEEMIC Insurance Company. The key judgment we made in determining Dr. Crowe’s 2005 compensation was our assessment of his ability and dedication to enhancing the long-term value of ProAssurance for its stockholders by continuing to provide the leadership and vision that he has provided throughout his tenure at ProAssurance and its predecessors. For these reasons, we deem Dr. Crowe’s compensation package to be appropriate.

The Compensation Committee:
Robert E. Flowers, Chairman
John J. McMahon, Jr.
Wilfred W. Yeargan, Jr.
February 24, 2006
Compensation Committee Interlocks and Insider Participation
      No executive officer of ProAssurance served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of such committee, the entire board) of another entity, one of whose executive officers served on the compensation committee of ProAssurance. No executive officer of ProAssurance served as a director of another entity, one of whose executive officers served on the compensation committee of ProAssurance.
Compensation Of Executive Officers
      The following table sets forth a summary of the compensation paid or accrued by ProAssurance and its subsidiaries during each of the last three fiscal years with respect to ProAssurance’s chief executive officer and the four most highly compensated persons considered to be executive officers or their equivalent.
Summary Compensation Table

					Long Term Compensation

					Awards
	Annual Compensation
					Restricted		Payout
				Other Annual	Stock			All Other
Name and Principal Position	Year	Salary	Bonus(1)	Compensation(2)	Awards(3)	Options/SARS(4)	LTIP Payout	Compensation(5)

		($)	($)	($)	($)	(#)	($)	($)
A. Derrill Crowe, Chairman	2005	680,000	709,500	69,055	-0-	50,000	-0-	20,075
and Chief Executive	2004	650,000	646,320	85,373	-0-	50,000	-0-	20,750
Officer of ProAssurance	2003	600,000	545,025	-0-	-0-	50,000	-0-	25,537
Victor T. Adamo, Vice	2005	490,000	365,500	-0-	6,000	37,500	-0-	24,565
Chairman and President of	2004	486,720	290,379	-0-	6,000	37,500	-0-	20,750
ProAssurance	2003	468,000	259,922	-0-	6,000	37,500	-0-	72,108
Paul R. Butrus,	2005	465,000	188,125	-0-	-0-	12,500	-0-	22,470
President, Vice Chairman of	2004	460,000	171,060	-0-	-0-	12,500	-0-	20,750
ProAssurance	2003	457,600	144,502	-0-	-0-	12,500	-0-	25,537
Edward L. Rand, Jr.(6)	2005	360,000	243,500	-0-	-0-	25,000	-0-	325
Chief Financial Officer	2004	51,500	166,342	-0-	-0-	10,000	-0-	118,903
and Senior Vice President
of Finance
Howard H. Friedman	2005	390,000	193,500	-0-	6,000	25,000	-0-	21,263
Secretary and Senior Vice	2004	375,000	182,735	-0-	6,000	25,000	-0-	20,750
President-ProAssurance	2003	360,000	178,020	-0-	6,000	25,000	-0-	25,537

(1)	The bonus compensation was paid in cash and ProAssurance common stock. The shares of common stock have been issued as stock awards under the ProAssurance Incentive Compensation Stock Plan (2004 and 2003) and the ProAssurance 2004 Equity Incentive Plan (2005) and are valued at the closing price of a share on the New York Stock Exchange on the date of the award. The bonus compensation includes the following number of shares of Common Stock for the Named Executive Officers: Dr. Crowe — 6,422 shares in 2005, 7,305 shares in 2004 and 7,617 shares in 2003; Mr. Adamo — 3,308 shares in 2005, 3,282 shares in 2004, and 3,535 shares in 2003; Mr. Butrus — 1,702 shares in 2005, 1,933 shares in 2004, and 2,020 shares in 2003; Mr. Friedman — 1,751 shares in 2005, 2,065 shares in 2004, and 2,488 shares in 2003; and Mr. Rand — 1,751 shares in 2005 and 1,032 shares in 2004.

(2)	Dr. Crowe was the only Named Executive Officer who received perquisites and other personal benefits, securities or property in an aggregate amount greater than the lesser of $50,000 or 10% of the annual salary and bonus. His perquisites had an incremental cost of $69,055 which includes $53,583 for personal use of our airplane.

(3)	The shares acquired with grant proceeds under Amended and Restated ProAssurance Corporation Stock Ownership Plan are treated as restricted stock awards in the Summary Compensation Table. The Stock Ownership Plan provides for employee contributions and matching grants from ProAssurance that are used to purchase shares of ProAssurance’s common stock in the open market for the account of participating employees prior to vesting. The amounts reflected in the table represent the matching grants made to the Named Executive Officers under the plan. At December 31, 2005, ProAssurance had unvested grants under the plan to Mr. Adamo and Mr. Friedman in the approximate amount of $18,000 that have been used to purchase 586 shares having a value of $28,503 on that date. Shares purchased with grants are fully vested if a participant remains in the employ of ProAssurance for three years, or until his retirement, death or disability, or until a change of control of ProAssurance.

(4)	The table reflects options granted as incentive compensation in the year the options were granted, regardless of when they become exercisable. See “Stock Option Grants in 2005.”

(5)	Other compensation includes (i) a Christmas bonus of $325 to each of the Named Executive Officers in 2005; (ii) contributions under the Medical Assurance Pension Plan, a qualified defined contribution retirement plan, to each of Messrs. Crowe ($19,750 for 2005), Butrus ($20,667 for 2005), Adamo ($22,899 for 2005), and Friedman ($20,938 for 2005) and in the following amounts for each of them in 2004 and 2003 — $20,750 for 2004, and $25,537 for 2003; (iii) $118,903 paid to Mr. Rand in 2004 and $46,175 paid to Mr. Adamo in 2003 as reimbursement for moving expenses; and (iv) 25 shares issued in 2005 as a stock award for service to each of Messrs. Adamo and Butrus at a value of $50.13 per share on the date of grant.

(6)	We employed Mr. Rand in November 2004. His 2004 compensation reflects his salary or bonus for the partial year. He was not eligible to participate in the stock ownership plan in 2004 and 2005.

Stock Option Grants in 2005

		% of Total
		Options
	Number of	Granted to			Grant Date
	Options	Employees in	Exercise Price		Present
Name	Granted(1)	Fiscal Year	Per Share(1)	Expiration Date	Value(2)

A. Derrill Crowe	50,000	18%	$41.15	9/2015	$834,000
Victor T. Adamo	37,500	13%	$41.15	9/2015	$625,500
Paul Butrus	12,500	4%	$41.15	9/2015	$208,500
Edward L. Rand, Jr.	25,000	9%	$41.15	9/2015	$417,000
Howard H. Friedman	25,000	9%	$41.15	9/2015	$417,000

(1)	The options were granted on March 10, 2005, pursuant to the Incentive Plan at an exercise price equal to $41.15, being the closing price of a share of Common Stock on the New York Stock Exchange on that date. The options vest in five equal annual installments commencing September 10, 2005.
(2)	Based on the Black-Scholes Option Pricing Model adopted for use in valuing executive stock options. The actual value, if any, an executive may realize will depend upon the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance that the value realized by an executive will be at or near the value estimated by the Black-Scholes Model. The assumptions used in calculating the Black-Scholes value of the options were expected volatility of 0.33, risk free return to 4.3% and a dividend value of -0-, and 6 years before exercise.
Option Exercises and Option Values for 2005
      The following table sets forth information with respect to exercisable and unexercisable options held by our chief executive officer and other Named Executive Officers for the year ended December 31, 2005.

Number of
			Securities	Value of Unexercised
			Underlying Unexercised	In-The-Money
			Options/SARs	Options/SARs At Fiscal
	Shares	Value	at Fiscal Year-End (#)	Year-End ($)
	Acquired On	Realized	Exercisable/	Exercisable/
Name	Exercise (#)	($)	Unexercisable	Unexercisable(1)

A. Derrill Crowe	149,341	2,111,517	50,000/110,000	1,131,700/1,930,000
Victor T. Adamo	22,500	617,700	22,500/82,500	286,575/1,447,500
Paul R. Butrus	–0–	–0–	203,738/27,500	5,032,444/482,500
Howard H. Friedman	–0–	–0–	70,000/55,000	1,864,250/965,000
Edward L. Rand	–0–	–0–	7,000/28,000	61,810/247,240

(1)	Based on the closing price of $48.64 as reported on the New York Stock Exchange on December 31, 2005.
Stock Purchase Plan
      The ProAssurance Corporation Amended and Restated Stock Ownership Plan, or the stock ownership plan, is an open market stock purchase plan that allows our employees and directors who have completed six months or more of service to contribute funds through periodic payroll deductions, or through a single lump sum deposit, for the purchase of shares of our common stock in ordinary brokerage transactions in the open market. Under the terms of our stock ownership plan, ProAssurance contributes an amount equal to 100% of the first $2,000 contributed by a participating employee during a calendar year and 50% of the next $8,000 contributed by a participating employee in such calendar year. The proceeds from ProAssurance contributions are also used to purchase shares of our common stock in the open market. The shares so purchased are held for the account of each participant, but do not vest until the first to occur of the following:

•	the participant remains in the employ of ProAssurance or a subsidiary for three years;

•	the participant terminates such employment by reason of his or her disability, death or retirement; or

•	a “change of control” of ProAssurance.
All unvested shares are forfeited when the participant terminates his or her employment.
Deferred Compensation Plan
      Effective January 1, 2005, we adopted the Executive Nonqualified Excess Plan of ProAssurance Group, or the deferred compensation plan, for the benefit of eligible employees and directors. The employees eligible to participate in the plan are vice presidents and above of ProAssurance and any other employees whose annual compensation exceeds $95,000 (adjusted for future cost of living increases made to the similar dollar limit that applies to the definition of “highly compensated employee” found in the Code).
      Under the deferred compensation plan, an eligible employee may elect to defer up to 75% of his or her base salary. A director may elect to defer a minimum of $100 and a maximum of $100,000 of his or her director fees or other cash compensation. The deferred compensation plan provides for matching employer credits on behalf of participants who, because of their salary reduction deferrals to the plan, do not receive the full amount of the matching contribution they would otherwise receive under our qualified retirement plan. This impacts employees whose base compensation is less than the compensation limit established by the Code for qualified plans (for 2006, $220,000) and employees whose base compensation is initially in excess of this amount, but who, because of their deferral election under this plan, have resulting compensation less than the limit.
      Effective January 1, 2006, we amended our deferred compensation plan to provide for additional matching employer contributions on behalf of employees whose base compensation exceeds our qualified plan’s compensation limit. For these employees, we will match salary reductions in an amount up to 10% of the amount by which their base compensation exceeds the compensation limit.
      Deferred amounts are contributed to the deferred compensation plan and contributions are credited with deemed investment earnings as if they were invested in one or more designated mutual funds pursuant to an investment election made by the participant as of the date of deferral. Deferred amounts are actually invested in the designated mutual fund and held in a trust until distribution. Distributions under the plan are made upon termination of employment or service, death, disability, or upon a change of control. Distributions are made in a lump sum or annual installments over a period not exceeding 10 years as elected by the participant. A separate distribution election can be made with respect to each year’s deferrals and matching contributions.
      We also adopted a deferred compensation plan for the exclusive benefit of Dr. Crowe in late 2004. Dr. Crowe’s plan allows him to defer some or all of his base salary and bonus compensation for 2004. The deferrals are not funded and accrue interest at an assumed rate equal to the average return on ProAssurance’s investment portfolio. Dr. Crowe will receive all deferred amounts upon his retirement. We anticipate merging Dr. Crowe’s plan with our deferred compensation plan in 2006 and that he will participate in that plan on the same basis as other eligible employees.
Business Owned Life Insurance
      During the second quarter of 2003, we acquired business owned life insurance contracts on certain of our key employees, including all of the Named Executive Officers. The primary purpose of the program is to offset future employee benefit expenses through earnings on the cash value of the policies. In addition, as a part of the program, we will pay to each insured employee’s beneficiary $50,000 from the proceeds received upon the death of such employee.

Employment Agreements
      Dr. Crowe currently has an employment agreement which will expire on December 31, 2007. The employment agreement provides for an annual salary to be established by the board of directors each year. We may terminate the employment agreement only for “good cause,” as defined in the employment agreement. If we terminate Dr. Crowe’s employment agreement other than for “good cause,” we are obligated to pay to Dr. Crowe monthly payments each equal to one-twelfth of Dr. Crowe’s annual salary for the remainder of the term of his employment agreement. If our board of directors selects someone other than Dr. Crowe as chief executive officer or substantially changes Dr. Crowe’s duties without his consent or agreement, except for “good cause,” we are obligated to pay to Dr. Crowe eight monthly payments each equal to one-twelfth of Dr. Crowe’s salary. The employment agreement automatically renews for three years unless the board or Dr. Crowe elects not to renew the employment agreement.
Severance Agreements
      We have entered into a Release and Severance Compensation Agreement (“Severance Agreement”) with each of the Named Executive Officers (other than Dr. Crowe and Mr. Butrus) and several other key executives of ProAssurance and its subsidiaries. The Severance Agreement provides severance compensation in the event that the executive is terminated without cause, or voluntarily resigns for “good reason.” The severance compensation includes an amount equal to the executive’s annual base salary, an amount equal to the executive’s average annual incentive award (generally calculated as the average of the prior three years), continuation of health care benefits for 12 months, and outplacement services. The executive may assert good reason in certain enumerated circumstances including demotion, relocation, a reduction in base salary, or the failure of any successor of ProAssurance to assume the Severance Agreement.
      The terms of the Severance Agreement with Victor T. Adamo and Edward L. Rand, Jr. are similar in format, but more expansive than those described above. Mr. Adamo’s severance benefits are established at two times base salary and average bonus, and include health care benefits for 18 months. Mr. Adamo may voluntarily and unilaterally terminate his employment and receive severance benefits until two years after a successor to Dr. Crowe is selected. Mr. Rand’s severance benefits are established at two times base salary and average bonus and include health care benefits for up to 18 months if severance compensation is payable with respect to the termination of his employment prior to November 7, 2006; thereafter, his severance compensation is at the same rate as the other key executives.
Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership of, and transactions in, our equity securities with the SEC, which are called Section 16 Reports. Such directors, executive officers and 10% stockholders are also required to furnish us with copies of all Section 16 Reports they file. Purchases and sales of our equity securities by such persons are published on our website at www.ProAssurance.com.
      Based on a review of the copies of such Section 16 Reports we received, and on written representations from our reporting persons, we believe that all Section 16(a) filing requirements applicable to our directors, executive officers and 10% stockholders were complied with during fiscal 2005.
Stock Price Performance
      The following graphs are included to assess the performance of management by comparing the market value of our Common Stock with other public companies and public companies in the insurance industry. Upon consummation of the consolidation of Medical Assurance and Professionals Group on June 27, 2001, each outstanding share of Medical Assurance common stock was converted into a share of ProAssurance common stock. Medical Assurance common stock was delisted on the NYSE and ProAssurance common stock began trading on the NYSE on the next business day. The NYSE was treated the consolidation as a corporate name change from Medical Assurance to ProAssurance for listing purposes. Accordingly the stock performance graph below tracks the market value of a share of Medical Assurance common stock for periods prior to June 27, 2001.
      The graph sets forth the cumulative total stockholder return (assuming reinvestment of dividends) to our stockholders during the five years ended December 31, 2005, as well as an overall stock market index (Russell 2000) and a peer group index (SNL Property & Casualty) for the five years ended December 31, 2005.
Total Return Performance

Index	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05

ProAssurance Corporation	100.00	105.35	125.84	192.66	234.37	291.48
Russell 2000	100.00	102.49	81.49	120.00	142.00	148.46
SNL Property & Casualty Insurance Index	100.00	99.78	93.59	115.80	126.93	138.75
REPORT OF THE AUDIT COMMITTEE
      The Audit Committee is comprised of three independent directors and operates pursuant to a written charter that was amended and restated in December 2003, which is available in the Corporate Governance section of our website at www.ProAssurance.com. During 2005, the Audit Committee held seven meetings. In conjunction with some of these meetings, the Audit Committee met in executive sessions and met in private sessions with the independent auditors, the Vice President of Internal Audit, and outside corporate counsel.
      Our management is responsible for the preparation, presentation and integrity of ProAssurance’s financial statements, accounting and financial reporting principles and the establishment and effectiveness of internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for performing an independent audit of ProAssurance’s financial statements in accordance with generally acceptable auditing standards and expressing an opinion as to their conformity with generally accepted accounting principles. The independent auditors are also required to evaluate ProAssurance’s internal controls over financial reporting and to express their opinion as to the effectiveness of such internal controls and as to management’s assessment of the effectiveness of such internal controls. The Audit Committee is directly responsible in its capacity as a committee of the board for the appointment, compensation and oversight of the work of the independent auditor. The independent auditor reports directly to the Audit Committee.
      In performing its oversight role, the Audit Committee has considered and discussed the audited financial statements with management and with Ernst & Young LLP, our independent auditors. The Audit Committee also has discussed with the independent auditors the matters required to be discussed by Statement on Accounting Standards (“SAS”) No. 61, Communications with Audit Committees, as currently in effect.

SAS No. 61 requires the independent auditors to provide ProAssurance with additional information regarding the scope and results of their audit of ProAssurance’s financial statements, including information with respect to the following, if applicable:

•	their responsibility under standards of the Public Company Accounting Oversight Board (United States), or PCAOB;

•	critical accounting policies, including a discussion of their quality, not just their acceptability;

•	sensitive accounting estimates;

•	any significant audit adjustments;

•	unrecorded audit differences considered by management to be immaterial

•	any disagreements with management;

•	consultations with other accountants;

•	any difficulties encountered with management in performing the audit;

•	the adoption of or change in an accounting principle;

•	methods of accounting for significant unusual transactions and for controversial or emerging areas.
      The Audit Committee has received from Ernst & Young LLP a letter providing the disclosures required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, with respect to any relationships between Ernst & Young LLP and ProAssurance that in their professional judgment may reasonably be thought to bear on independence. Ernst & Young LLP has discussed its independence with us, and has confirmed in such letter that, in its professional judgment, it is independent of ProAssurance within the meaning of federal securities laws.
      In addition to the disclosures and discussions mandated by SAS No. 61 and ISB Standards No. 1, the Audit Committee discussed with Ernst & Young LLP risks of fraud and illegal acts as required by SAS No. 99 and other matters required to be communicated to the Committee by our independent auditor under the requirements of the PCAOB, SEC and NYSE, including without limitation, information with respect to the following, if applicable:

•	pre-approval of services to be performed by the independent auditor;

•	material alternative accounting treatments discussed with management;

•	other material written communications to management;

•	significant deficiencies and material weaknesses identified during audit of internal control;

•	comments on additional information on management’s report on internal control and on management’s certification about changes in internal control;

•	internal quality control procedures of the independent auditor;

•	material issues raised in quality control reviews of the independent auditor within the last five years and corrective actions taken; and

•	relationships between ProAssurance and the independent auditor.
      All non-audit services performed by the independent auditors must be specifically pre-approved by the Audit Committee or a member thereof. The Audit Committee approved the non-audit services rendered by our independent auditors during ProAssurance’s most recent fiscal year as required by Section 10A(i) of the Exchange Act and Rule 2.01(c)(7) of Regulation S-X and considered whether the approved non-audit services are compatible with maintaining the independence of such auditors.
      Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Audit

Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.
      Based on the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the charter, the Audit Committee recommended to the board of directors that the audited financial statements of ProAssurance for 2005 be included in its Annual Report on Form 10-K for the year ended December 31, 2005, prior to the filing of such report with the SEC.

Audit Committee:
John P. North, Jr., Chairman
Lucian F. Bloodworth
Ann F. Putallaz
March 8, 2006
INDEPENDENT PUBLIC ACCOUNTANTS
      Ernst & Young LLP was engaged as independent public accountants of ProAssurance for 2005. Representatives from Ernst & Young, LLP will be present at the annual meeting, will have the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions. The Audit Committee is responsible for selecting our independent public accountants for 2006, and has not yet made its selection.
Fees for 2005 and 2004
      The table below sets forth the aggregate fees paid by ProAssurance for audit, audit-related, tax and other services provided by Ernst & Young LLP to ProAssurance during each of the last two years.

	2005	2004

Audit fees	$1,860,594	$1,856,699
Audit-related fees	103,370	152,790
Tax fees	0	0
All other fees	713,396	700,949

Total	$2,677,360	$2,710,438
      Substantially all of the other fees in 2005 related to non-audit services provided in connection with the development of a predictive model for use by our insurance subsidiaries in underwriting their medical professional liability risks through an analysis of internal and external data. The Audit Committee does not believe that these services are prohibited non-audit services. The Audit Committee further believes that provision of these services will not impair the independence of the auditor.
      All fees paid to Ernst &Young, LLP in 2005 which required the pre-approval of the Audit Committee were approved in accordance with our pre-approval policies and procedures described below.
Pre-Approval Policies and Procedures
      Audit and Non-Audit Services Pre-Approval Policy. Under the Sarbanes-Oxley Act of 2002, the audit committee of the board of directors is responsible for the appointment, compensation and oversight of the work of the independent auditor. As part of this responsibility, the audit committee is required to pre-approve the audit and non-audit services performed by the independent auditor in order to assure that they do not impair the auditor’s independence from ProAssurance. To implement these provisions of the Sarbanes-Oxley Act of 2002, the SEC has issued rules specifying the types of services that an independent auditor may not provide to its audit client and governing the audit committee’s administration of the engagement of the independent auditor. Our Audit Committee has adopted an Audit and Non-Audit Services Pre-Approval

Policy, which sets forth the procedures and the conditions pursuant to which services proposed to be performed by our independent auditor may be pre-approved.
      For pre-approval of non-audit services, our Audit Committee will consider whether services are consistent with the SEC’s rules on auditor independence. Our Audit Committee will also consider whether the independent auditor is able to provide effective and efficient service, for reasons such as its familiarity with our business, people, culture, accounting systems, risk profile and other factors, and whether the services will enhance our ability to manage or control risk or improve audit quality. Our Audit Committee is also mindful of the relationship between fees for audit and non-audit services in deciding whether to pre-approve any such services. All such factors will be considered as a whole, and no one factor should necessarily be determinative.
      Our Audit Committee determines from time to time the eligible services that may be provided to ProAssurance by our independent auditors in accordance with the requirements and guidance of the SEC and the NYSE, or other exchanges or market systems in which our stock is traded. The Audit Committee also determines whether such services fit in the categories of Audit Services, Audit Related Services, Tax Services and other Permitted Non-Audit Services as described below and as the description of such services may be modified under subsequent guidance and interpretation of the regulatory and self-regulatory organizations applicable to ProAssurance, including without limitation, the SEC and the NYSE. The independent auditor may not provide any non-audit services that are prohibited under the provisions of Section 10A of the Exchange Act and the rules and regulations promulgated thereunder.
      Audit Services. Audit services in the annual audit engagement include the annual financial statement audit (including required quarterly reviews), subsidiary audits, equity investment audits and other procedures required to be performed by the independent auditor in order for the independent auditor to form an opinion on ProAssurance’s consolidated financial statements. These other procedures include information systems and procedural reviews and testing performed in order to understand and place reliance on the systems of internal control and consultations relating to the annual audit or quarterly review. Audit services also include the engagement for the independent auditor’s report on the effectiveness of internal controls for financial reporting and on management’s assessment of the effectiveness of such internal controls. In addition to the audit services included in the annual audit engagement, the Audit Committee may approve other audit services. Other audit services are those services that only the independent auditor can reasonably provide and include statutory audits or financial audits for our subsidiaries or affiliates and services associated with SEC registration statements, periodic reports and other documents we file with the SEC or other documents issued in connection with a securities offering.
      Audit-Related Services. Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of our financial statements or that are traditionally performed by the independent auditor. Because our Audit Committee believes that the provision of audit-related services does not impair the independence of the auditor and is consistent with SEC rules on auditor independence, the Audit Committee may grant pre-approval to audit-related services. Audit-related services include, among others: due diligence services pertaining to potential business acquisitions/dispositions; accounting consultations relating to accounting, financial reporting or disclosure matters not classified as “audit services;” assistance with understanding and implementing new accounting and financial reporting guidance from rule-making authorities; financial audits of employee benefit plans; agreed upon or expanded audit procedures related to accounting and/or billing records required to respond or comply with financial, accounting or regulatory reporting matters; and assistance with internal control reporting requirements.
      Tax Services. Our Audit Committee believes that the independent auditor can provide tax services to ProAssurance such as tax compliance, tax planning and tax advice without impairing the auditor’s independence, and the SEC has stated that the independent auditor may provide such services. Hence, our Audit Committee believes it may grant pre-approval to those tax services that:

•	have historically been provided by the independent auditor;

•	the Audit Committee believes would not impair the independence of the auditor; and

•	are consistent with SEC rules on auditor independence.

      The Audit Committee will not permit the retention of the independent auditor in connection with a transaction initially recommended by the independent auditor, the sole business purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations. The Audit Committee will consult with the chief accounting officer or outside counsel to determine that tax planning and reporting positions are consistent with this policy.
      Other Non-Audit Services. Our Audit Committee believes, based on the SEC’s rules prohibiting the independent auditor from providing specific non-audit services, that certain types of non-audit services are permitted. Accordingly, the Audit Committee believes it may grant pre-approval for those permissible non-audit services that it believes are routine and recurring services, would not impair the independence of the auditor, and are consistent with the SEC’s rules on auditor independence. Our Audit Committee may not pre-approve any of SEC’s prohibited non-audit services.

Pre-Approval Procedures
      Annual Audit Engagement. Our Audit Committee appoints the independent auditor of ProAssurance and pre-approves the services to be provided in connection with the preparation or issuance of the annual audit report or related work. The annual audit services are set forth in an engagement letter prepared by the independent auditor which is submitted to the Audit Committee for approval. The engagement letter provides that the independent auditor reports directly to the Audit Committee. Any audit services within the scope of the engagement letter are deemed to have been pre-approved by our Audit Committee.
      Pre-Approval of Other Audit and Non-Audit Services. Other audit services, audit-related services, tax services, and other non-audit services may be pre-approved by our Audit Committee in accordance with the following procedure either on a specific case-by-case basis as services are needed or on a pre-approval basis for services that are expected to be needed. Our Audit Committee may delegate to one or more designated members of the audit committee, who are independent directors of the board of directors, the authority to grant pre-approval of these services to be performed by the independent auditors. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.
      Our management may submit requests for pre-approval of eligible services by the independent auditor from time to time to our Audit Committee or to the member or members of the committee to whom pre-approval authority has been delegated. The request for approval must be sufficiently detailed as to the particular services to be provided so that the Audit Committee knows precisely what services it is being asked to pre-approve and so that it can make a well reasoned assessment of the impact of the service on the auditor’s independence. Budgeted amounts or fee levels for services to be provided by the independent auditor must be submitted with the request for pre-approval. Requests for pre-approval of services by the independent auditor must include a joint statement of the independent auditor and the chief accounting officer as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence.
      Our Audit Committee will be informed not less frequently than quarterly of the services rendered by the independent auditor. Our chief accounting officer will be responsible for tracking all independent auditors’ fees against the budget for such services and report at least quarterly to the Audit Committee.
      The Audit Committee has designated our internal auditor to monitor the performance of all services provided by ProAssurance’s independent auditor and to determine whether such services are in compliance with this policy. Our internal auditor will report to the Audit Committee on a periodic basis on the results of its monitoring. Both our internal auditor and management will immediately report to the chairman of the Audit Committee any breach of this policy that comes to the attention of the internal auditor or any member of management. The Audit Committee will also review our internal auditor’s annual internal audit plan to determine that the plan provides for monitoring of the independent auditor’s services.

Policies on Reporting of Concerns Regarding Accounting and Other Matters and on Communicating with Directors
      We have adopted policies on reporting of concerns regarding accounting and other matters and on communicating with our directors. Any person, whether or not an employee, who has a concern about the conduct of ProAssurance or any of our people, including with respect to our accounting, internal accounting controls or auditing issues, may, in a confidential or anonymous manner, communicate that concern to the members of the Audit Committee by using any of the methods described in the Corporate Governance section on our website at www.ProAssurance.com. Additionally, any person may communicate directly with our non-management directors by sending an e-mail to IndependentDirectors@ProAssurance.com. Further information on the procedure for these communications is available in the Corporate Governance section of our website at www.ProAssurance.com.
OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING
      We have no present knowledge of any other matters to be presented at the annual meeting. If any other matters should properly come before the annual meeting, or any adjournment or postponement thereof, it is the intention of the persons named in the accompanying Proxy to vote such Proxy in accordance with their best judgment.
PROPOSALS OF STOCKHOLDERS
Stockholder Nominations for Directors
      Our Bylaws require that a stockholder who desires to nominate directors at an annual meeting of stockholders must give us written notice of his or her intent not later than December 1 in the year preceding the annual meeting or such other date as may be established by our board of directors for a particular annual meeting by written notice to the stockholders. The stockholder’s notice must set forth:

•	the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated;

•	a representation that the stockholder is a holder of record at the time of such notice and intends to be a holder of record on the record date for such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•	a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder;

•	such other information regarding each nominee proposed by such stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the Board solicited proxies for the election of such nominee at the meeting; and

•	the consent of each nominee to serve as a director of ProAssurance if so elected.
Stockholder Proposals for our 2007 Annual meeting
      If you wish to present proposals for inclusion in the proxy materials to be distributed by us in connection with our 2007 annual meeting, you must submit your proposal in proper form (in accordance with the SEC Rule 14a-8), to our secretary on or before December 17, 2006, in order for the proposal to be considered for inclusion in the proxy statement for the 2007 annual meeting of Stockholders. Simply submitting a proposal does not guarantee its inclusion, as the rules of the SEC make clear.

      Our Bylaws require any stockholder who desires to propose any business at the annual meeting of stockholders (other than the election of directors) to give us written notice not later than December 1 in the year preceding the annual meeting at which the proposal is to be considered or such other date as may be established by the board of directors for a particular annual meeting by written notice to the stockholders. The stockholder’s notice must set forth:

•	a brief description of the business desired to be brought before the meeting and the reasons for considering such matter or matters at the meeting;

•	the name and address of the stockholder who intends to propose such matter or matters;

•	a representation that the stockholder has been a holder of record of stock of ProAssurance entitled to vote at such meeting for a period of one year and intends to hold such shares through the date of the meeting and appear in person or by proxy at such meeting to propose such matter or matters;

•	any material interest of the stockholder in such matter or matters; and

•	a description of all understandings or relationships between the stockholder and any other person(s) (naming such persons) with respect to the capital stock of ProAssurance as to the matter specified in the notice.
      The proposal and any accompanying statement may not exceed 500 words. Stockholders are not permitted to submit proposals for consideration at special meetings.
OTHER MATTERS
Important Notice Regarding Delivery of Stockholder Documents
      We have sent a notice to certain street name stockholders of Common Stock who share a single address, indicating that only one copy of this proxy statement and our 2005 annual report is being sent to that address unless we received contrary instructions from any stockholder at that address. This practice, known as “householding,” reduces our printing and postage costs. However, if any stockholder residing at such an address wishes to receive a separate copy of this proxy statement or our 2005 annual report, he or she may contact Frank O’Neil, Senior Vice President, ProAssurance Corporation, either by mail at P.O. Box 590009, Birmingham, Alabama 35259-0009, by telephone at (205) 877-4400 or (800) 282-6242, and we will deliver those documents to such stockholder promptly upon receiving the request. Any such stockholder may also contact Mellon Shareholder Services at 1-800-851-4218, if he or she would like to receive separate proxy statements and annual reports in the future. If you are receiving multiple copies of our annual report and proxy statement, you may request householding in the future by contacting Mellon Shareholder Services at 1-800-851-4218.
Incorporation by Reference
      To the extent that this proxy statement is incorporated by reference into any other filing by ProAssurance under the Securities Act of 1933, as amended, or the Exchange Act, the sections of this proxy statement titled “Report of the Compensation Committee,” “Report of the Audit Committee” (to the extent permitted by the rules of the SEC) and “Stock Price Performance,” as well as the exhibits to this proxy statement, will not be deemed incorporated, unless specifically provided otherwise in such filing.
VOTING VIA THE INTERNET OR BY TELEPHONE
      Provision has been made for you to vote your shares of common stock via the internet or by telephone. You may also vote your shares by mail. Please see the proxy card or voting instruction form accompanying this proxy statement for specific instructions on how to cast your vote by any of these methods.
      Votes not cast at the meeting must be received by 11:59 p.m., Birmingham, Alabama time, on May 16, 2006. Submitting your vote via the Internet or by telephone will not affect your right to vote in person should you decide to attend the annual meeting.

      The internet and telephone voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. We have been advised that the internet and telephone voting procedures that have been made available to you are consistent with the requirements of applicable law. Stockholders voting via the internet and by telephone should understand that there may be costs associated with voting in these manners, such as usage charges from internet access providers and telephone companies, that must be borne by the stockholder.

EXHIBIT A
POLICY REGARDING DETERMINATION OF DIRECTOR INDEPENDENCE
      The rules of the New York Stock Exchange (“NYSE”) require that a majority of the Directors on the Board of Directors be independent Directors. In order for a Director to be considered independent, the Board of Directors must affirmatively determine that the Director and his or her immediate family has no material relationship with the listed company. In accordance with the provisions of the NYSE Rules, the Board of Directors of ProAssurance Corporation has adopted certain standards, which if satisfied by a Director, establish a presumption that such Director is independent. If a Director fails to satisfy the specified criteria, the Board of Directors can still make a determination that the Director is independent, provided that the basis for such determination is specifically disclosed and the Director does not have a relationship which is otherwise prohibited under the NYSE Rules.
      In accordance with this policy, a Director will be presumed to be independent if he or she satisfies the following criteria:

•	During the past three (3) years, such Director has not been employed by ProAssurance; has no immediate family members who were employed by ProAssurance as an executive officer; has not been employed by or affiliated with ProAssurance’s independent auditors; and has no immediate family members who were employed by ProAssurance’s independent auditor as a partner, principal or manager.

•	If such director or a member of his or her immediate family has served as an executive officer, director or trustee of a foundation, university or other non-profit entity during the past three (3) years, the total annual donations by ProAssurance to such entity constitute less than one percent (1%) of that organization’s total annual receipts during each fiscal year ended in such period (any matching of employee charitable contributions will not be included in the amount of ProAssurance’s contributions for this purpose).

•	If such Director or a member of his or her immediate family has served as an executive officer, partner or controlling shareholder of another company that has done business with ProAssurance during the past three (3) years (other than the purchase of insurance in the ordinary course of business or for personal needs), the sales to, or purchases from, ProAssurance were less than one percent (1%) of the annual revenues of such company during each fiscal year ended in such period.

•	If during the past three (3) years such director or a member of his or her immediate family has served as an executive officer, partner or controlling shareholder of another company that has purchased insurance from ProAssurance’s insurance subsidiaries in the ordinary course of business or if such director has purchased insurance from ProAssurance’s insurance subsidiaries for personal needs of the director and his immediate family, the premiums paid to ProAssurance’s insurance subsidiaries were less than $1,000,000 during each fiscal year ended in such period.

•	If such Director or a member of his or her immediate family has served as an executive officer, partner or controlling shareholder of another company that was indebted to ProAssurance, or to which ProAssurance was indebted during the past three (3) years, the total amount of either company’s indebtedness to the other is less than one percent (1%) of the total consolidated assets of such company during each fiscal year ended in such period.

•	During the past three (3) years, such Director, or an immediate family member of such Director has not received any compensation, consulting, advisory or other fees from ProAssurance, other than (i) director compensation and expense reimbursement, and (ii) compensation for services as a member of a regional underwriting/claims committee of an insurance subsidiary of ProAssurance in a manner that is consistent with ProAssurance’s Corporate Governance Principles; provided that the total compensation payable to a director for director compensation and for service on regional underwriting/claims committees may not exceed $100,000 in any 12 month period. For purposes of

A-1

calculating the amount of compensation paid to a director, compensation payable in shares of ProAssurance’s stock shall be valued at the market price of a share of stock on the date of grant and compensation payable for services in the current year will be included for such year whether on not receipt of such compensation is deferred.

•	During the past three (3) years, such Director has not been employed by any company where the chief executive officer or other executive officer of ProAssurance serves or served on the board of directors of such company.

•	During the past three (3) years, such Director has no immediate family member that has been employed by any company where the chief executive officer or other executive officer of ProAssurance serves or served on the board of directors of such company.

      “ProAssurance” refers to ProAssurance Corporation and any direct or indirect subsidiary of ProAssurance Corporation. Professionals Group and its subsidiaries are considered subsidiaries of ProAssurance before and after June 21, 2001.
      “Past three years” refers to a period of 36 months prior to the date of determination.
      “Immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home.
      “Executive Officer” has the same meaning specified for the term “officer” in Rule 16a-1(f) of the Securities and Exchange Commission which includes, without limitation, a company’s president, principal financial officer, principal accounting officer or controller, any vice president in charge of a principal business unit or any other person who performs a significant policy making function for the corporation; and officers of parents or subsidiaries (or if a limited partnership, the general partner) who perform significant policy making functions for the company.

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REVOCABLE PROXY
PROASSURANCE CORPORATION
PROXY SOLICITED ON BEHALF OF YOUR BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 17, 2006
The Stockholder executing this Proxy appoints Howard H. Friedman and Frank B. O’Neil, and each of them, each with full power to appoint his or her substitute, attorneys and proxies to represent the Stockholder and to vote and act with respect to all shares of common stock of ProAssurance Corporation (“ProAssurance”) that the Stockholder would be entitled to vote on all matters which come before the Annual Meeting of Stockholders of ProAssurance referred to above (the “Annual Meeting”) and at any adjournment(s) or postponement(s) of the Annual Meeting.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF PROASSURANCE CORPORATION. IF THIS PROXY IS PROPERLY EXECUTED, THE SHARES OF PROASSURANCE COMMON STOCK REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, SUCH SHARES WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF ALL NOMINEES LISTED HEREIN. THE SHARES OF PROASSURANCE COMMON STOCK REPRESENTED BY THIS PROXY WILL BE VOTED IN THE DISCRETION OF THE PROXIES ON ANY OTHER MATTERS WHICH MAY COME BEFORE THE ANNUAL MEETING.
ADDRESS CHANGE/COMMENTS (Mark the corresponding box on the reverse side.)
(Continued and to be signed on reverse side.)

▲FOLD AND DETACH HERE▲
YOU CAN NOW ACCESS YOUR PROASSURANCE CORPORATION ACCOUNT ONLINE.
Access your ProAssurance Corporation stockholder account online via Investor ServiceDirect® (ISD)
Mellon Investor Services LLC, Transfer Agent for ProAssurance Corporation, now makes it easy and convenient to get current information on your stockholder account.

-	View account status	-	View payment history for dividends
-	View certificate history	-	Make address changes
-	View book-entry information	-	Obtain a duplicate 1099 tax form
-	Establish/change your PIN
VISIT US ON THE WEB AT http://www.melloninvestor.com
FOR TECHNICAL ASSISTANCE CALL 1-877-978-7778 BETWEEN 9AM-7PM
MONDAY-FRIDAY EASTERN TIME

PLEASE MARK HERE FOR ADDRESS CHANGE OR COMMENTS SEE REVERSE SIDE	☐

1.	ELECTION OF FOUR (4) DIRECTORS, each to serve until the year 2009 or until his/her successor is duly elected and qualified:	FOR ALL NOMINEES LISTED HEREIN (EXCEPT AS MARKED TO THE CONTRARY)	WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES LISTED HEREIN

01. John J. McMahon, Jr. 02. John P. North, Jr. 03. William H. Woodhams 04. Wilfred W. Yeargan, Jr.	☐	☐	Choose MLinksm for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to ServiceDirect® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.

NOTE: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE STRIKE A LINE THROUGH THE NOMINEE’S NAME IN THE LIST ABOVE.

Dated      , 2006

Signature

Signature if held jointly
Please sign exactly as name appears on this proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in partnership name by authorized person.

▲FOLD AND DETACH HERE▲

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VOTE BY INTERNET OR TELEPHONE OR MAIL
24 HOURS A DAY, 7 DAYS A WEEK
INTERNET AND TELEPHONE VOTING IS AVAILABLE THROUGH 11:59 PM EASTERN TIME
THE DAY PRIOR TO ANNUAL MEETING DAY.
YOUR INTERNET OR TELEPHONE VOTE AUTHORIZES THE NAMED PROXIES TO VOTE YOUR SHARES
IN THE SAME MANNER AS IF YOU MARKED, SIGNED AND RETURNED YOUR PROXY CARD.

INTERNET http://www.eproxy.com/pra Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	MAIL Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
IF YOU VOTE YOUR PROXY ON THE INTERNET OR BY TELEPHONE,
YOU DO NOT NEED TO MAIL BACK YOUR PROXY CARD.
YOU CAN VIEW THE ANNUAL REPORT ON THE INTERNET AT
www.ProAssurance.com/pdf/2005AR.pdf
AND THE PROXY STATEMENT ON THE INTERNET AT
www.ProAssurance.com/pdf/2006Proxy.pdf

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